UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2014

Maxwell Resources, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-173972	33-1219696
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3131 McKinney Ave., Suite 600
Dallas, TX	75204
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 643-6040

.
(Former name or former address, if changed since last report)

Copies to:
Marc J. Ross, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02 Termination of a Material Definitive Agreement

Effective May 14, 2014, the Company entered into a Modification to Contract for Sale (the “Agreement”) to assign to Sun River Energy, Inc. (“Sun River”) via Quit claim deed, mineral rights held by the Company which was initially acquired by the Company on July 27, 2012 from Sun River pursuant to a Contract for Sale (the “July 2012 Contract for Sale”). In connection with the Agreement, Sun River granted to the Company a five year lease, paid up in full, with 2 five year options for all mineral rights originally transferred to the Company pursuant to the July 2012 Contract for Sale. The three year option to acquire up to 5% working interest in any oil and or gas wells under the July 2012 Contract for Sale was revoked. In connection with the Agreement, Sun River returned 27,384,620 shares of common stock (the “Shares”) of the Company which were issued pursuant to the July 2012 Contract for Sale. The Shares were cancelled and returned to the Company’s authorized and unissued shares.  After the cancellation of the Shares, the Company has 30,160,906 shares of common stock issued and outstanding.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2014, Mr. Donal R. Schmidt, Jr. resigned as the interim Chief Executive Officer and as a member of the Board of Directors of Maxwell Resources, Inc. (the “Company”). Mr. Schmidt’s resignation was not as a result of any disagreements with the Company’s operations, policies or practices.

Also on November 13, 2014, the Company’s Board of Directors appointed Mr. Mike Edwards to serve as the Company’s President, Chief Executive Officer, and as a member of the Company’s Board of Directors.

Beginning February 2014 and until November 2014, Mr. Edwards held the position of CEO and Managing Member of Colfax Exploration Partners 1, LLC.  From November 2013 until July 2014, he served as a Business Consultant for an oil and gas firm assisting their management team in developing long term strategic plans.  From 1990 to 2013 Mr. Edwards served as CEO and President of the DFW Center of Farmers Financial Services, building a successful financial services and risk management organization with 40 locations.  Mr. Edwards began his career in the oil and gas sector in 1980 as a Structural Engineer employed by Fluor Daniel Engineers in oil refinery and plant design. As he advanced his career he was employed by Litwin Engineering, Inc. and several other engineering firms where he served in various capacities including President, Director of Operations, Project Manager, Lead Structural Engineer and Lead Field Engineer in the oil and petrochemical industry.  He is a Securities and Exchange Commission Registered Principle holding Series 6, 63, and 26 licenses. He is also a registered Professional Engineer in the State of Texas. Mr. Edwards graduated with honors from Virginia Tech with a Bachelor of Science in Civil Engineering. His thirty years of experience in executive positions and as a structural engineer bring to the Company a broad knowledge of the Company’s business sector as well as an understanding of executive decision-making and corporate management.

Mr. Edwards does not have a family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Edwards and any other person pursuant to which he was appointed as a director of the Company.

Item 8.01 Other Events

On December 12, 2014, a final order was entered in the District Court of Dallas County, Texas, approving the derivative settlement against Sun River, Donal R. Schmidt, Jr., Thimothy Wafford, James Pennington, Judson F. hoover, Robert B. Fields, Stephen W. Wahters, Mark Hall and Daniel M. Cofall, Kevin Casey and Maxwell Resources, Inc. The proposed settlement will implement corporate governance changes designed to protect Sun River and financial reform and modification of outstanding notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 24, 2014

MAXWELL RESOURCES, INC.
/s/ Mike Edwards
By: Mike Edwards Title: President and Chief Executive Officer